CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,098,250	$127.62

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

April 2015 Pricing Supplement No. 245 Registration Statement No. 333-190038 Dated April 17, 2015 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due April 20, 2018
Based on the Performance of the Common Stock of Amazon.com, Inc.
Principal at Risk Securities
Contingent Income Auto-Callable Securities offer the opportunity for investors to receive a contingent quarterly payment equal to 2.125% of the stated principal amount with respect to each quarterly determination date on which the closing price of the underlier is greater than or equal to 80% of the initial underlier value, which we refer to as the downside threshold level.  If the closing price of the underlier is greater than or equal to the initial underlier value on any determination date (other than the final determination date), the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the contingent quarterly payment.  However, if on any determination date the closing price of the underlier is less than the initial underlier value, the securities will not be redeemed and if that closing price is less than the downside threshold level, investors will not receive any contingent quarterly payment for that quarterly period. If the securities are not redeemed prior to maturity, the payment at maturity due on the securities will be either (i) the stated principal amount and the contingent quarterly payment if the final underlier value is greater than or equal to the downside threshold level or (ii) a number of shares of the underlier, or at our option the cash value thereof, that will be worth significantly less than the stated principal amount of the securities and could be worth nothing if the final underlier value is less than the downside threshold level. The securities are for investors who are willing to risk their principal and seek an opportunity to receive interest at a potentially above-market rate, subject to automatic early redemption, in exchange for the risk of receiving few or no contingent quarterly payments over the entire term of the securities. Investors will not participate in any appreciation of the underlier. Investors may lose their entire initial investment in the securities.  The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC.  Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.  If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 4 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities.  See “Risk Factors” and “Consent to UK Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus addendum.
FINAL TERMS
Issuer:	Barclays Bank PLC
Underlier:	Amazon.com, Inc. common stock
Aggregate principal amount:	$1,098,250
Stated principal amount:	$10 per security
Initial issue price:	$10 per security (see “Commissions and initial issue price” below)
Pricing date:	April 17, 2015
Original issue date:	April 22, 2015 (3 business days after the pricing date)
Maturity date†:	April 20, 2018, subject to postponement
Early redemption:
If, on any determination date other than the final determination date, the closing price of the underlier is greater than or equal to the initial underlier value, the securities will be automatically redeemed for an early redemption payment on the third business day following such determination date.  The securities will not be redeemed early if the closing price of the underlier is less than the initial underlier value on the related determination date.  No further payments will be made on the securities after they have been redeemed.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:
•  If, on any determination date, the closing price of the underlier is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $0.2125 (2.125% of the stated principal amount) per security on the related contingent payment date.
•  If, on any determination date, the closing price of the underlier is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Payment or delivery at maturity (per security):
•  If the final underlier value is greater than or equal to the downside threshold level:
(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
•  If the final underlier value is less than the downside threshold level:
at our option, (i) a number of shares of the underlier equal to the exchange ratio, or (ii) the cash value of such shares as of the final determination date determined as follows: the exchange ratio times the final underlier value.
Investors may lose their entire initial investment in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	By acquiring the securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page 4 of this document.
Downside threshold level*:	$300.448, which is equal to 80% of the initial underlier value (rounded to three decimal places)
Initial underlier value*:	$375.56, which is the closing price of the underlier on the pricing date
Final underlier value*:	The closing price of the underlier on the final determination date
Exchange ratio*:	The stated principal amount divided by the initial underlier value (rounded to the nearest hundred thousandth)
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$10	$10	$0.20(2) $0.05(3)	$9.75
Total	$1,098,250.00	$1,098,250.00	$27,456.25	$1,070,793.75

(1)
Our estimated value of the securities on the pricing date, based on our internal pricing models, is $9.559 per security. The estimated value is less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 3 of this document.

(2)
Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date.  Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 9 of this document, on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum. You should read this document together with the related prospectus, prospectus supplement and prospectus addendum, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this document in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.

The securities constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated July 19, 2013	Prospectus Supplement dated July 19, 2013	Prospectus Addendum dated February 3, 2015

Contingent Income Auto-Callable Securities due April 20, 2018
Based on the Performance of the Common Stock of Amazon.com, Inc.
Principal at Risk Securities

Terms continued from previous page:
Determination dates†:
July 17, 2015, October 19, 2015, January 19, 2016, April 18, 2016, July 18, 2016, October 17, 2016, January 17, 2017, April 17, 2017, July 17, 2017, October 17, 2017, January 17, 2018 and April 17, 2018. We also refer to April 17, 2018 as the final determination date.

Contingent payment dates†:
With respect to each determination date, the third business day after that determination date, provided that the payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date

CUSIP / ISIN:	06743P525 / US06743P5254
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)

†
The maturity date, contingent payment dates and determination dates are subject to postponement.  See “Additional Information about the Securities—Additional provisions—Postponement of maturity date and contingent payment dates,” “Additional Information about the Securities—Additional provisions—Postponement of determination dates” and “Additional Information about the Securities—Additional provisions—Market disruption events and adjustments.”

*
The initial underlier value, final underlier value, downside threshold level, exchange ratio and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Barclays Capital Inc.

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Contingent Income Auto-Callable Securities due April 20, 2018
Based on the Performance of the Common Stock of Amazon.com, Inc.
Principal at Risk Securities

Additional Terms of the Securities
You should read this document together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the prospectus addendum dated February 3, 2015 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the prospectus addendum as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Prospectus addendum dated February 3, 2015:
http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately three months after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 9 of this document.

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Contingent Income Auto-Callable Securities due April 20, 2018
Based on the Performance of the Common Stock of Amazon.com, Inc.
Principal at Risk Securities

Consent to U.K. Bail-in Power

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the securities, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the securities, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the securities. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the securities or receive a different security, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the securities.

By your acquisition of the securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

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Contingent Income Auto-Callable Securities due April 20, 2018
Based on the Performance of the Common Stock of Amazon.com, Inc.
Principal at Risk Securities

Investment Summary
Contingent Income Auto-Callable Securities
Principal at Risk Securities

The Contingent Income Auto-Callable Securities due April 20, 2018 Based on the Performance of the Common Stock of Amazon.com, Inc., which we refer to as the securities, provide an opportunity for investors to receive a contingent quarterly payment, which is an amount equal to $0.2125 (2.125% of the stated principal amount), with respect to each quarterly determination date on which the closing price of the underlier is greater than or equal to 80% of the initial underlier value, which we refer to as the downside threshold level.   It is possible that the closing price of the underlier could remain below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive no contingent quarterly payments on certain contingent payment dates or potentially no contingent quarterly payments at all over the term of the securities.

If the closing price of the underlier is greater than or equal to the initial underlier value on any determination date other than the final determination date, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date, in which case investors will receive no further contingent quarterly payments. If the securities have not previously been redeemed and the final underlier value is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final underlier value is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlier, as compared to the initial underlier value, on a 1 to 1 basis and receive at our option per security (i) a number of shares of the underlier equal to the exchange ratio or (ii) the cash value of such shares as of the final determination date determined as follows: the exchange ratio times the final underlier value. The value of such shares (or that cash) will be less than 80% of the stated principal amount of the securities and could be zero. If we choose to deliver shares of the underlier on the maturity date, those shares may be worth more or less at such time than on the final determination date.  Investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent quarterly payment. In addition, investors will not participate in any appreciation of the underlier.

Key Investment Rationale

The securities offer investors an opportunity to receive a contingent quarterly payment of $0.2125 (2.125% of the stated principal amount) with respect to each determination date on which the closing price of the underlier is greater than or equal to the downside threshold level.   If, on any determination date other than the final determination date, the closing price of the underlier is greater than or equal to the initial underlier value, the securities will be automatically redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment. The following scenarios reflect the potential payments, if any, on the securities:

Scenario 1
On any determination date other than the final determination date, the closing price of the underlier is greater than or equal to the initial underlier value.
▪  The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
▪  Investors will not participate in any appreciation of the underlier from the initial underlier value and will receive no further contingent quarterly payments.

Scenario 2
The securities are not automatically redeemed prior to maturity and the final underlier value is greater than or equal to the downside threshold level.
▪  The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.
▪  Investors will not participate in any appreciation of the underlier from the initial underlier value.

Scenario 3
The securities are not automatically redeemed prior to maturity and the final underlier value is less than the downside threshold level.
▪  The payment due at maturity will be at our option per security (i) a number of shares of the underlier equal to the exchange ratio or (ii) the cash value of those shares as of the final determination date determined as follows: the exchange ratio times the final underlier value. Investors will lose some and may lose all of their principal in this scenario.

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Contingent Income Auto-Callable Securities due April 20, 2018
Based on the Performance of the Common Stock of Amazon.com, Inc.
Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on the closing price of the underlier on the determination dates.

Diagram #1: Determination Dates Prior to the Final Determination Date

Diagram #2: Payment at Maturity If No Automatic Early Redemption Occurs

For more information about the payment upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

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Contingent Income Auto-Callable Securities due April 20, 2018
Based on the Performance of the Common Stock of Amazon.com, Inc.
Principal at Risk Securities

Hypothetical Examples
The numbers appearing in the following examples may have been rounded for ease of analysis. The examples below assume that the securities will be held until maturity or earlier redemption and do not take into account the tax consequences of an investment in the securities. The examples below are based on the following terms:*

Hypothetical Initial Underlier Value:	$100.00
Hypothetical Downside Threshold Level:	$80.00, which is 80% of the hypothetical initial underlier value
Hypothetical Exchange Ratio:	0.10000, which is the stated principal amount per security divided by the hypothetical initial underlier value
Contingent Quarterly Payment:	$0.2125 (2.125% of the stated principal amount)
Stated Principal Amount:	$10 per security

* Terms used for purposes of these hypothetical examples may not represent the actual initial underlier value, downside threshold level or exchange ratio applicable to the securities.  In particular, the hypothetical initial underlier value of $100.00 used in these examples has been chosen for illustrative purposes only and does not represent the actual initial underlier value.  Please see “Amazon.com, Inc. Overview” below for recent actual values of the underlier. The actual initial underlier value and downside threshold level are set forth on the cover of this document.

In Examples 1 and 2, the closing price of the underlier fluctuates over the term of the securities and the closing price of the underlier is greater than or equal to the hypothetical initial underlier value of $100.00 on one of the first eleven determination dates. Because the closing price of the underlier is greater than or equal to the initial underlier value on one of the first eleven determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing price of the underlier on the first eleven determination dates is less than the initial underlier value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)	Hypothetical Closing Price	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)
#1	$70.00	$0	N/A	$95.00	$0.2125	N/A
#2	$100.00	—*	$10.2125	$55.00	$0	N/A
#3	N/A	N/A	N/A	$70.00	$0	N/A
#4	N/A	N/A	N/A	$75.00	$0	N/A
#5	N/A	N/A	N/A	$85.00	$0.2125	N/A
#6	N/A	N/A	N/A	$80.00	$0.2125	N/A
#7	N/A	N/A	N/A	$75.00	$0	N/A
#8	N/A	N/A	N/A	$95.00	$0.2125	N/A
#9	N/A	N/A	N/A	$85.00	$0.2125	N/A
#10	N/A	N/A	N/A	$125.00	—*	$10.2125
#11	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A
* The early redemption payment includes the unpaid contingent quarterly payment with respect to the determination date on which the closing price of the underlier is greater than or equal to the initial underlier value and the securities are redeemed as a result.

In Example 1, the securities are automatically redeemed following the second determination date, as the closing price of the underlier on the second determination date is equal to the initial underlier value. Following the second determination date, you receive the early redemption payment, calculated as follows: stated principal amount + contingent quarterly payment = $10 + $0.2125 = $10.2125

In this example, the early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments.

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Contingent Income Auto-Callable Securities due April 20, 2018
Based on the Performance of the Common Stock of Amazon.com, Inc.
Principal at Risk Securities

In Example 2, the securities are automatically redeemed following the tenth determination date, as the closing price of the underlier on the tenth determination date is greater than the initial underlier value. As the closing prices of the underlier on the first, fifth, sixth, eighth and ninth determination dates are greater than or equal to the downside threshold level, you receive the contingent quarterly payment of $0.2125 with respect to such determination dates. Following the tenth determination date, you receive an early redemption payment of $10.2125, which includes the contingent quarterly payment with respect to such determination date.

In this example, the early redemption feature limits the term of your investment to approximately 30 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments. Further, although the underlier has appreciated by 25% from its initial underlier value on the tenth determination date, you receive only $10.2125 per security and do not benefit from such appreciation.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment (per $10 security)	Early Redemption Payment (per $10 security)	Hypothetical Closing Price	Contingent Quarterly Payment (per $10 security)	Early Redemption Payment (per $10 security)
#1	$70.00	$0	N/A	$50.00	$0	N/A
#2	$75.00	$0	N/A	$65.00	$0	N/A
#3	$65.00	$0	N/A	$62.50	$0	N/A
#4	$60.00	$0	N/A	$70.00	$0	N/A
#5	$50.00	$0	N/A	$75.00	$0	N/A
#6	$45.00	$0	N/A	$65.00	$0	N/A
#7	$50.00	$0	N/A	$70.00	$0	N/A
#8	$60.00	$0	N/A	$60.00	$0	N/A
#9	$67.50	$0	N/A	$50.00	$0	N/A
#10	$55.00	$0	N/A	$72.50	$0	N/A
#11	$70.00	$0	N/A	$70.00	$0	N/A
Final Determination Date	$55.00	$0	N/A	$80.00	—*	N/A
Payment at Maturity	$5.50			$10.2125
* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final underlier value.

In Example 3, the closing price of the underlier remains below the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent quarterly payments during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlier. As the final underlier value is less than the downside threshold level, investors will receive per security a number of shares of the underlier equal to the exchange ratio or the cash value thereof, calculated as follows:

the cash value of 0.10000 shares of the underlier = the exchange ratio times the final underlier value = 0.10000 × $55.00
 = $5.50
In this example, the value of shares and/or cash you receive at maturity is significantly less than the stated principal amount.

In Example 4, the closing price of the underlier decreases to a final underlier value of $80.00. Although the final underlier value is less than the initial underlier value, because the final underlier value is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$10 + $0.2125 = $10.2125

In this example, although the final underlier value represents a 20% decline from the initial underlier value, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.2125 per security at maturity.

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Contingent Income Auto-Callable Securities due April 20, 2018
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Principal at Risk Securities

Risk Factors

An investment in the securities involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in the underlier. The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and the prospectus addendum, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

o	“Risk Factors—Risks Relating to All Securities”;

o	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

o	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

o
“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”; and

o	“Risk Factors—Under the terms of the notes, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” (in the accompanying prospectus addendum).

▪
The securities do not guarantee the return of any principal or the payment of regular interest. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final underlier value is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlier, as compared to the initial underlier value, on a 1 to 1 basis and you will receive for each security that you hold at maturity a number of shares of the underlier equal to the exchange ratio (or, at our option, the cash value of such shares as of the final determination date). The value of those shares (or that cash) will be less than 80% of the stated principal amount and could be zero. If we choose to deliver shares of the underlier on the maturity date, those shares may be worth more or less at such time than on the final determination date.

▪
If we choose to deliver shares of the underlier at maturity, those shares may be worth more or less on the maturity date than on the final determination date. If the securities have not been automatically redeemed prior to maturity and if the final underlier value is less than the downside threshold value, we may elect to deliver shares of the underlier on the maturity date. The value of the shares received on the maturity date depends on the closing price of the underlier on the maturity date, rather than the final underlier value. The value of such shares may change between the final determination date and the maturity date, and as a result, if we chose to delivery shares of the underlier, the value of the payment at maturity may be lower than if we had chosen to make a cash payment on the maturity date.

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Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

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You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the

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cancellation of all, or a portion, of any amounts payable on the securities, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the securities, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the securities. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the securities or receive a different security, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the securities.

By your acquisition of the securities, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. Accordingly, your rights as a holder of the securities are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this document and the risk factors in the accompanying prospectus addendum for more information.

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You will not receive any contingent quarterly payment for any quarterly period where the closing price of the underlier is less than the downside threshold level. A contingent quarterly payment will be made with respect to a quarterly period only if the closing price of the underlier is greater than or equal to the downside threshold level on the applicable determination date.  If the closing price of the underlier remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payments.

▪
Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to reinvest in a lower interest rate environment. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities in a comparable investment with a similar level of risk in the event the securities are redeemed prior to the maturity date.

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Contingent repayment of principal applies only at maturity. You should be willing to hold the securities to maturity. If you sell the securities prior to maturity in the secondary market, if any, you may have to sell the securities at a loss relative to your initial investment even if the price of the underlier is above the downside threshold level.

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Investors will not participate in any appreciation in the value of the underlier. Investors will not participate in any appreciation in the value of the underlier from the initial underlier value, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the closing price of the underlier is greater than or equal to the downside threshold level. It is possible that the closing price of the underlier could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments. If you do not receive sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

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The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities.  In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your securities to maturity.

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Potential conflicts.  We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.  As calculation agent, Barclays Bank PLC has determined the initial underlier value and the downside threshold level and will determine the final underlier value, whether the contingent quarterly payment will be paid on each contingent

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payment date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, whether to make any adjustments to the initial underlier value or other variables and the payment that you will receive upon an automatic early redemption or at maturity, if any. Determinations made by Barclays Bank PLC, in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, and adjustments, may adversely affect the payment upon an automatic early redemption or at maturity.

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Suitability of the securities for investment. You should reach a decision to invest in the securities only after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set out in this document, the prospectus addendum, the prospectus supplement and the prospectus. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

▪
The contingent quarterly payment is based solely on the closing price of the underlier on the determination dates. Whether the contingent quarterly payment will be made with respect to a determination date will be based on the closing price of the underlier on such determination date.  As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date. Moreover, because each contingent quarterly payment is based solely on the closing price of the underlier on a specific determination date, if such closing price is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to such determination date, even if the closing price of the underlier was higher on other days during the term of the securities.

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Higher contingent quarterly payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlier reflects a higher expectation as of the pricing date that the price of the underlier could close below the downside threshold level on the determination dates.  This greater expected risk will generally be reflected in a higher contingent quarterly payment with respect to the securities.  However, while the contingent quarterly payment is set on the pricing date, the underlier’s volatility may change significantly over the term of the securities.  The price of the underlier for your securities could fall sharply, which could result in a significant loss of principal.

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Investing in the securities is not equivalent to investing in the underlier. Investors in the securities will not own the underlier or have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlier.

▪
No affiliation with the issuer of the underlier. The issuer of the underlier is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to the issuer of the underlier in connection with this offering.

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Single equity risk. The price of the underlier can rise or fall sharply due to factors specific to the underlier and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the underlier.

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We may engage in business with or involving the issuer of the underlier without regard to your interests. We or our affiliates may presently or from time to time engage in business with the issuer of the underlier without regard to your interests and thus may acquire non-public information about the issuer of the underlier. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the issuer of the underlier, which may or may not recommend that investors buy or hold the underlier.

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The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlier. Barclays Bank PLC, as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting the underlier, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the underlier, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that can affect the underlier. For example, the calculation agent is not required to make any adjustments if the issuer of the underlier or anyone else makes a partial tender or partial exchange offer for the underlier, nor will adjustments be made following the final determination date. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

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In some circumstances, the payment you receive on the securities may be based on the stock of another company and not the underlier. Following certain corporate events relating to the issuer of the underlier where the issuer is not the

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surviving entity, your return on the securities paid by Barclays Bank PLC may be based on the shares of a successor to the issuer of the underlier or any cash or any other assets distributed to holders of the underlier in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities. For more information, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

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Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. Hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial underlier value and, as a result, the downside threshold level, which is the price at or above which the underlier must close on each determination date in order for you to receive a contingent quarterly payment or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlier at maturity.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlier on the determination dates and, accordingly, whether investors will receive one or more contingent quarterly payments, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payment at maturity.

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The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the value and volatility (frequency and magnitude of changes in value) of the underlier;

o	whether the closing price has been, or is expected to be, below the downside threshold level on any determination date;

o	dividend rates on the underlier;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the underlier and that may affect the final underlier value;

o	the occurrence of certain events affecting the underlier that may or may not require an adjustment of the initial underlier value or other variables; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Amazon.com, Inc. Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

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The estimated value of your securities is lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is lower than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

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The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above

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might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪
The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

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The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

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The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

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We and our affiliates may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell these securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities.

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Tax treatment. Significant aspects of the tax treatment of the securities are uncertain.  You should consult your tax advisor about your tax situation.  See “Additional provisions—Tax considerations” below.

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Amazon.com, Inc. Overview

According to publicly available information, Amazon.com, Inc. (the “Company”) operates retail websites, manufactures and sells electronic devices, offers programs that enable sellers to sell their products on its websites and their own branded websites and to fulfill orders through Amazon, provides technology infrastructure services to developers and enterprises and provides an online publishing platform.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-22513. The Company’s common stock is listed on The NASDAQ Stock Market under the ticker symbol “AMZN.”

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the Company can be located on a website maintained by the SEC at http://www.sec.gov by reference to the Company’s SEC file number provided above.

The summary information above regarding the Company comes from the Company’s SEC filings. You are urged to refer to the SEC filings made by the Company and to other publicly available information (such as the Company’s annual report) to obtain an understanding of the Company’s business and financial prospects. The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or the accompanying prospectus, prospectus supplement or prospectus addendum. We have not independently verified the accuracy or completeness of the information obtained from outside sources.

Information about the underlier as of market close on April 17, 2015:

Bloomberg Ticker Symbol:	AMZN	52 Week High:	$387.83

Current Price:	$375.56	52 Week Low:	$286.95

52 Weeks Ago (4/21/2014):	$330.87

The following table sets forth the published high, low and period-end closing prices of the underlier for each quarter for the period of January 2, 2008 through April 17, 2015. The associated graph shows the closing prices of the underlier for each day in the same period. The closing price of the underlier on April 17, 2015 was $375.56.  We obtained the closing prices below from Bloomberg, L.P., without independent verification.  Historical performance of the underlier should not be taken as an indication of future performance.  Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing price of the underlier during the term of the securities, including on any of the determination dates.  We cannot give you assurance that the performance of the underlier will result in the return of any of your initial investment.  The closing prices below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.

Common Stock of Amazon.com, Inc.	High	Low	Period End
2008
First Quarter	$96.25	$62.43	$71.30
Second Quarter	$84.51	$71.99	$73.33
Third Quarter	$88.09	$63.35	$72.76
Fourth Quarter	$69.58	$35.03	$51.28
2009
First Quarter	$75.58	$48.44	$73.44
Second Quarter	$87.56	$73.50	$83.66
Third Quarter	$93.85	$75.63	$93.36
Fourth Quarter	$142.25	$88.67	$134.52
2010
First Quarter	$136.55	$116.00	$135.73
Second Quarter	$150.09	$108.61	$109.26
Third Quarter	$160.73	$109.14	$157.06
Fourth Quarter	$184.76	$153.03	$180.00

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Common Stock of Amazon.com, Inc.	High	Low	Period End
2011
First Quarter	$191.25	$160.97	$180.13
Second Quarter	$206.07	$178.34	$204.49
Third Quarter	$241.69	$177.79	$216.23
Fourth Quarter	$246.71	$173.10	$173.10
2012
First Quarter	$205.44	$175.93	$202.51
Second Quarter	$231.90	$185.50	$228.35
Third Quarter	$261.68	$215.36	$254.32
Fourth Quarter	$261.50	$220.64	$251.14
2013
First Quarter	$283.99	$253.39	$266.49
Second Quarter	$281.76	$248.23	$277.69
Third Quarter	$318.12	$280.93	$312.64
Fourth Quarter	$404.39	$298.23	$398.79
2014
First Quarter	$407.05	$336.52	$336.52
Second Quarter	$342.99	$288.32	$324.78
Third Quarter	$360.84	$307.06	$322.44
Fourth Quarter	$338.64	$287.06	$310.35
2015
First Quarter	$387.83	$286.95	$372.10
Second Quarter (through April 17, 2015)	$386.04	$370.26	$375.56

Amazon.com, Inc. common stock — daily closing prices January 2, 2008 to April 17, 2015

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional provisions:
Record date:	One business day prior to the related contingent payment date
No fractional shares:
At maturity, if the payment on the securities, if any, is to be made in shares of the underlier, we will deliver the number of shares of the underlier due with respect to the securities, as described above, but we will pay cash in lieu of delivering any fractional share of the underlier in an amount equal to the corresponding fractional closing price of such fraction of a share of the underlier, as determined by the calculation agent as of the final determination date.

Postponement of maturity date and contingent payment dates:
The maturity date and any contingent payment date will be postponed if the relevant determination date is postponed due to the occurrence or continuance of a market disruption event with respect to the underlier on that determination date. In such a case, the contingent payment date or maturity date, as the case may be, will be postponed by the same number of business days from but excluding the originally scheduled determination date. See “Terms of the Notes—Maturity Date” in the accompanying prospectus supplement and “Market disruption events and adjustments” below.

Postponement of determination dates:
Each determination date is a “valuation date” for purposes of the accompanying prospectus supplement and may be postponed due to the occurrence or continuance of a market disruption event on such date.  See “Market disruption events and adjustments” below.  Notwithstanding anything to the contrary in the accompanying prospectus supplement, each determination date, including the final determination date, may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

Market disruption events and adjustments:
The calculation agent will adjust any variable described in this document, including but not limited to the maturity date, any determination date, the underlier, the closing price of the underlier, the initial underlier value, the final underlier value, the exchange ratio and any combination thereof as described in the following sections of the accompanying prospectus supplement:

•  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•  For a description of further adjustments that may affect the underlier and events that may result in the acceleration of the maturity date, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset.”

Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:
You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement.  The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.  This discussion does not address the U.S. federal income tax consequences of the ownership or disposition of the underlier that you may receive at maturity.  You should consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of the underlier.

In determining our reporting responsibilities, if any, we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent quarterly payments as ordinary income, as described in the section entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.  Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a security.  Assuming the treatment described above is respected, and except as described below, upon a sale or exchange of the securities (including redemption for cash upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities,

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Based on the Performance of the Common Stock of Amazon.com, Inc.
Principal at Risk Securities

which should equal the amount you paid to acquire the securities (assuming contingent quarterly payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the securities for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the securities at the issue price. The deductibility of capital losses is subject to limitations. If you sell your securities between the time your right to a contingent quarterly payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the contingent quarterly payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a determination date but that can be attributed to an expected contingent quarterly payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

If you receive shares of the underlier upon the maturity of your securities, you should be deemed to have applied the purchase price of your securities toward the purchase of the shares of the underlier you receive. You should not recognize gain or loss with respect to the shares of the underlier you receive. Instead, assuming contingent quarterly payments are properly treated as ordinary income, consistent with the position described above, your basis in the shares (including any fractional share) should equal the price you paid to acquire your securities, and that basis should be allocated proportionately among the shares. Your holding period for the underlier should begin on the day after receipt. With respect to any cash received in lieu of a fractional share of the underlier, you should recognize capital gain or loss in an amount equal to the difference between the amount of the cash received and the tax basis allocable to the fractional share.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat contingent quarterly payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Non-U.S. holders should also note that recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the securities. While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the securities. Non-U.S. holders should consult their tax advisors regarding the potential application of these proposed regulations.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlier and any other securities or

April 2015	Page 17

Contingent Income Auto-Callable Securities due April 20, 2018
Based on the Performance of the Common Stock of Amazon.com, Inc.
Principal at Risk Securities

instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the securities offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 20, 2014, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 20, 2014, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 20, 2014, which has been filed as an exhibit to the report on Form 6-K referred to above.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus, prospectus supplement and prospectus addendum for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security.

April 2015	Page 18